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[LOGO] System Software Associates, Inc.                              NEW RELEASE
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Corporate Headquarters
500 West Madison . Chicago, Illinois, U.S.A. 60661 . Telephone: (312) 258-6000
 . Facsimile: (312) 474-7500

(BW)(SYSTEM-SOFTWARE-ASSOC)(SSAX) SSA Announces Settlement of Bain
Capital Lawsuit; Retention of Hambrecht & Quist as Long Term Investment Bankers

     CHICAGO--(BUSINESS WIRE)--Jan. 6, 1998--System Software Associates, Inc. (NASDAQ:SSAX) announced today that it had settled the suit brought by Bain Capital which was related to the company's recent financing, and that this settlement would have no significant financial impact on the firm.

     The Company in its previous fiscal year had reserved $3.25 million for a possible settlement, which represented a break up fee of $3 million and expenses. The settlement is for approximately $3.65 million with an additional 300,000 warrants to purchase SSA stock priced at $9.6875 per share.

     Separately, the Company announced that it had reached a long term agreement with Hambrecht & Quist to be the firm's financial advisor. Under the agreement, Hambrecht & Quist will receive 1,300,000 warrants to purchase SSA stock at $9.6875 per share, in return for long term investment banking services. Terms and conditions of particular transactions will be negotiated at the time of the transaction, and may involve additional compensation.

About SSA

     SSA has been chosen by the world's leading industrial sector firms as the best way forward. The Company's product line, BPCS Client/Server V6, is currently being implemented in more than 1,000 industrial sector firms in over 4,000 sites worldwide. The BPCS Client/Server product line delivers unparalleled agility and re-configurability to meet changing market demands through a quantum leap forward in ERP technology that delivers significant business benefits, including century dating. The BPCS Client/Server product suite delivers competitive advantage by integrating all mission-critical operations from global financials to multi-mode manufacturing to management of the total supply chain, including Electronic Commerce and EDI. SSA's Distributed Object Computing Architecture (DOCA) provides the computing platform choice, whether IBM AS/400 or RS/6000, Digital, Hewlett-Packard, a combination of these or server access via the Internet. Database options include Oracle, Informix and DB2/400. Over 8,500 clients in over 25,000 sites in various vertical markets -- automotive, chemical, consumer goods, electronics, fabrication and assembly, food/beverage, forest products, pharmaceuticals -- have implemented an SSA BPCS ERP system. SSA and its strategic partners provide full implementation support for BPCS Client/Server in over 90 countries worldwide. Visit SSA's homepage at http://www.ssax.com.
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     Editor's note:  BPCS is a registered trademark of SSA.  BPCS Client/Server and DOCA are trademarks of SSA.

     CONTACT:  System Software Associates, Inc.
               Investor Relations:
               Joseph J. Skadra, 312/258-6000, fax: 312/474-7500
               jskadra@ssax.com
                    or
               System Software Associates, Inc.
               Corporate Contact:
               Roger E. Covey, 312/258-6000, fax: 312/474-7500
               rec@ssax.com